UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 26, 2023

Lyft, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38846	20-8809830
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
185 Berry Street, Suite 400
San Francisco, California 94107
(Address of principal executive offices, including zip code)
(844) 250-2773
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.00001 per share	LYFT	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Appointment of Ms. Sverchek as President
On April 26, 2023, Lyft, Inc. (the “Company”) entered into a letter agreement (the “Letter”) with Kristin Sverchek, pursuant to which Ms. Sverchek will become the Company’s President, effective as of July 1, 2023. Ms. Sverchek will succeed John Zimmer, the Company’s current President, who, as previously announced, will transition to a non-employee advisor and director role on June 30, 2023.
The Company previously disclosed that David Risher, the Company’s Chief Executive Officer (principal executive officer) would assume the role of President effective July 1, 2023. However, subsequent to this filing, at Mr. Risher’s recommendation, the Company’s Board of Directors (the “Board”) determined that Ms. Sverchek would assume this role instead, giving Mr. Risher greater capacity to focus on his role as CEO. Ms. Sverchek will report to Mr. Risher, who will continue to be the principal executive officer.
Ms. Sverchek has been a senior executive at the Company since 2012. She has a proven track record of leading large teams, solving tough problems and driving business impact at scale. Ms. Sverchek will lead the Company’s work in key areas including people, policy, legal, business development, strategic partnerships, and real estate. She will continue to serve on the Company's Executive Leadership team. Beyond her functional responsibilities Ms. Sverchek will play a broad role as a key advisor to the CEO and lead strategic initiatives to drive the Company’s transformation with a sharp focus on meeting the needs of riders and drivers.
Letter Agreement
Pursuant to the Letter, Ms. Sverchek will be eligible to receive a performance-based retention bonus of 100% of her base salary as in effect on December 31, 2023 (the “Bonus”). The Bonus is subject to the achievement of performance goals approved by the Board’s Compensation Committee. The goals are expected to relate to cost containment, revenue in certain business units and development of human resource assets.
Pursuant to the Letter, Ms. Sverchek was also granted (i) an award of performance-based restricted stock units covering 213,068 shares of the Company’s Class A Common Stock (the “PSUs”); and (ii) an award of restricted stock units covering 359,712 shares of the Company’s Class A Common Stock (the “RSUs”) (the “RSUs” and together with the PSUs, the “Equity Grants”). Each Equity Grant will be subject to the terms of the Company’s 2019 Equity Incentive Plan and an applicable award agreement thereunder. The PSUs will become eligible for vesting upon the achievement of goals for increasing the Company’s stock price and additionally will require continued service to the Company through the applicable vesting dates. The RSUs will vest based on Ms. Sverchek’s continued employment in accordance with the Company’s standard quarterly vesting schedule.
The Letter also provides that Ms. Sverchek’s preexisting eligibility for severance benefits under the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”), a copy of which has been filed as Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-229996), filed with the SEC on March 1, 2019, temporarily will be increased through June 30, 2024 (the “Enhanced Severance”). Under the terms of the Enhanced Severance and the Severance Plan, if Ms. Sverchek’s employment is terminated without “Cause” or she voluntarily resigns with “Good Reason” (as each term is defined in the Severance Plan, and in either case, occurring before July 1, 2024, and not in connection a change in control), she will be eligible to receive a lump sum cash payment equal to 100% of her annual salary and target bonus and 100% vesting of the unvested portion of the RSUs, provided that Ms. Sverchek’s eligibility for continued medical benefits will remain at its current level under the Severance Plan. All severance payments and benefits under the Severance Plan are subject to the applicable participant signing a release of claims in favor of the Company and complying with various post-employment obligations for a minimum of 12 months. After June 30, 2024, Ms. Sverchek’s severance benefit under the Severance Plan will return to the level in effect immediately prior to the Enhanced Severance becoming effective.
The foregoing summary is subject to, and qualified in its entirety by, the full text of the Letter, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits
(d) Exhibits:

Exhibit No.	Exhibit Description
10.1	Letter Agreement between Lyft, Inc. and Kristin Sverchek, dated as of April 26, 2023.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LYFT, INC.

Date:	April 27, 2023	/s/ John David Risher
John David Risher
Chief Executive Officer